EXHIBIT 4

                        SIGNATORY STOCKHOLDERS AGREEMENT

         This Signatory Stockholders Agreement is made as of August 26, 1999 (the "Agreement"), among Geac Computer Systems, Inc. a Georgia corporation (the "Buyer"), and the stockholders of the Company (as defined below) whose names appear on Schedule I hereto (collectively, the "Signatory Stockholders"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Agreement.


                              W I T N E S S E T H:

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Buyer and Clarus Corporation, a Delaware corporation (the "Company"), are entering into an Asset Purchase Agreement, dated as of the date hereof (the "Asset Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the acquisition by the Buyer of the Acquired Assets;

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Geac Canada Limited, a Canadian corporation (the "IP Buyer") and the Company are entering into an Intellectual Property Rights Purchase Agreement, dated as of the date hereof (the "IP Purchase Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the acquisition by the IP Buyer of the Company Intellectual Property, as such term is defined in the IP Purchase Agreement;

         WHEREAS, as of the date hereof, each Signatory Stockholder owns (beneficially and of record) the number of shares of capital stock in the Company set forth opposite such Signatory Stockholder's name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by such Signatory Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Signatory Stockholder's "Subject Shares");

         WHEREAS, as a condition to their willingness to enter into the Asset Agreement, the Buyer have requested that the Signatory Stockholders enter into this Agreement; and

         WHEREAS, in order to induce the Buyer to enter into the Asset Agreement, the Signatory Stockholders are willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Buyer and the Signatory Stockholders hereby agree as follows:

                                   ARTICLE I.

                     TRANSFER AND VOTING OF SUBJECT SHARES;
                  OTHER COVENANTS OF THE SIGNATORY STOCKHOLDERS

         1.1. VOTING OF SUBJECT SHARES. From the date hereof until the termination of this Agreement pursuant to Section 4.1 hereof (the "Term"), at any meeting of the Signatory

Stockholders of the Company, however called, and in any action by consent of the Signatory Stockholders of the Company, each Signatory Stockholder shall vote its Subject Shares in favor of the approval of, and the transactions contemplated by, the Asset Agreement and the IP Purchase Agreement (each as amended from time to time) and the approval of the (ii) against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Asset Agreement or the IP Purchase Agreement, or which is reasonably likely to result in any of the conditions of the Company's obligations under the Asset Agreement or the IP Purchase Agreement not being fulfilled, any change in the present capitalization of the Company or any amendment to the Company's Certificate of Incorporation or By-Laws, any other material change in the Company's corporate structure of business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Asset Agreement or the IP Purchase Agreement which is considered at any such meeting of Stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing.

         1.2. NO INCONSISTENT ARRANGEMENTS. Except as contemplated by this Agreement and the Asset Agreement, each Signatory Stockholder shall not during the Term (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Signatory Stockholder's Subject Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Subject Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (iii) grant any proxy, power-of- attorney or other authorization in or with respect to such Subject Shares, (iv) deposit such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Asset Agreement.

         1.3. PROXY. Each Signatory Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Signatory Stockholder's Subject Shares and constitutes and appoints the Buyer, or any nominee of the Buyer (provided that in the event the Buyer or its nominee fails to exercise the Proxy (as defined below), Stephen P. Jeffery is hereby automatically appointed as the substitute therefor), with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the Stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 and to vote each of such Subject Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the Signatory Stockholders of the Company, including the right to sign its name (as Signatory Stockholder) to any consent, certificate or other document relating to the Company that the general corporation law of the state of Delaware may permit or require, in favor of the approval of, and the transactions contemplated by, the Asset Agreement and the IP Purchase Agreement (each as amended from time to time); provided, however, that the proxy granted in this Section 1.3 shall terminate and be of no further force or effect in the event that the Company's Board of Directors determines in its good faith judgment, after taking into consideration the written advice of its outside legal counsel, that it is required in order for its members to comply with their fiduciary duties under applicable law to withdraw its recommendation to its stockholders of the approval of the transactions contemplated by the Asset

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Agreement and the IP Purchase Agreement, or approve or recommend or cause the
Company to enter into an agreement with respect to a Superior Proposal (as defined in the Asset Agreement).

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

         1.4. STOP TRANSFER. Each Signatory Stockholder agrees not to request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Signatory Stockholder's Subject Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article III hereof).

         1.5. NO SOLICITATION. During the Term, each Signatory Stockholder shall not, nor shall it permit or authorize any of its officers, directors, employees, agents or representatives (collectively, the "Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any proposal that would constitute a Third Party Acquisition,
(ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition or (iii) enter into any agreement with respect to any Third Party Acquisition or approve or resolve to approve any Third Party Acquisition. Upon execution of this Agreement, each Signatory Stockholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Each Signatory Stockholder will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by such Signatory Stockholder, and each Signatory Stockholder will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Notwithstanding any provision of this Section 1.5 to the contrary, if any Signatory Stockholder or any of its Representatives is a member of the Board of Directors, such member of the Board of Directors may take actions in such capacity to the extent permitted by Section 4.4 of the Asset Agreement. For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Buyer or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of assets comprising the Business, or any part thereof, outside the ordinary course of business; (iii) the acquisition by a Third Party of 50% or more of the outstanding capital stock of the Company and its subsidiaries; or (iv) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend.

         1.6. INDEMNIFICATION OF SIGNATORY STOCKHOLDERS. The Buyer will indemnify each Signatory Stockholder against all claims, actions, suits, proceedings or investigations, losses, damages, liabilities (or actions in respect thereof), costs and expenses (including reasonable fees and expenses of counsel) arising out of or based upon the execution or delivery of this Agreement or the performance by such Signatory Stockholder of its obligations hereunder and in the event of any such claim, action, suit, proceeding or investigation unless the Buyer shall have assumed the defense thereof as provided below, (i) the Buyer shall pay as incurred the reasonable fees and expenses of counsel selected by the Signatory Stockholder, which counsel shall be reasonably satisfactory to the Buyer, promptly as statements therefor are received, and (ii) the Buyer will cooperate in the defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, the Buyer shall not be obliged pursuant to this Section 1.6 to pay the fees and disbursements of more than one counsel for all Signatory Stockholders in any single action except to the extent that, in the opinion of counsel for the Signatory Stockholders, two or more of such Signatory Stockholders have conflicting interests in the outcome of such action. In the event any person asserts a claim against a Signatory Stockholder for which such Signatory Stockholder intends to seek indemnification hereunder, such Signatory Stockholder shall give prompt notice to the Buyer, and shall permit the Buyer to assume the defense of any such claim or any litigation resulting therefrom with counsel selected by the Buyer, and reasonably acceptable to such Signatory Stockholders; provided that such Signatory Stockholder may participate in such defense at its own expense, and provided further that the failure of any Signatory Stockholder to give notice as provided herein shall not relieve the Buyer of its obligations under this Section 1.6 except to the extent the Buyer is materially prejudiced thereby. The Buyer shall not, in the defense of any such claim or litigation, except with the consent of the Signatory Stockholder being indemnified, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Signatory Stockholder of a release from all liability in respect of such claim or litigation. Each Signatory Stockholder shall promptly furnish such information regarding itself or the claim in question as Parent may reasonably request and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                                   ARTICLE II.

          REPRESENTATIONS AND WARRANTIES OF THE SIGNATORY STOCKHOLDERS

         Each Signatory Stockholder hereby represents and warrants to Parent and the Buyer as follows:

         2.1. DUE AUTHORIZATION, ETC. Such Signatory Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of the Buyer as Signatory Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Signatory Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Signatory Stockholder and constitutes a legal, valid and binding obligation of such Signatory Stockholder, enforceable against such Signatory Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Signatory Stockholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by such Signatory Stockholder of the transactions contemplated hereby.

         2.2. NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement by such Signatory Stockholder does not, and the performance of this Agreement by such Signatory Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Signatory Stockholder is trustee, (ii) conflict with or violate any law applicable to such Signatory Stockholder or by which such Signatory Stockholder or any of such Signatory Stockholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Signatory Stockholder, including, without limitation, such Signatory Stockholder's Subject Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Signatory Stockholder is a party or by which such Signatory Stockholder or any of such Signatory Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Signatory Stockholder of such Signatory Stockholder's obligations under this Agreement.

               (b) The execution and delivery of this Agreement by such Signatory Stockholder does not, and the performance of this Agreement by such Signatory Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or approvals or consents required under applicable foreign antitrust or competition laws or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Signatory Stockholder of such Signatory Stockholder's obligations under this Agreement.

         2.3. TITLE TO SUBJECT SHARES. Except as indicated on Schedule 1, such Signatory Stockholder is the sole record and beneficial owner of its Subject Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Asset Agreement.

         2.4. NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Signatory Stockholder. Such Signatory Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Asset Agreement.

                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                                    THE BUYER

         The Buyer hereby represents and warrants to the Signatory Stockholders as follows:
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

         3.1. DUE ORGANIZATION, AUTHORIZATION, ETC. The Buyer is duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer has been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

                                   ARTICLE IV.

                                  MISCELLANEOUS

         4.1. TERMINATION. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, or
(ii) automatically and without any required action of the parties hereto upon the Closing Date or upon termination of the Asset Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         4.2. FURTHER ASSURANCE. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

         4.3. CERTAIN EVENTS. Each Signatory Stockholder agrees that this Agreement and such Signatory Stockholder's obligations hereunder shall attach to such Signatory Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Signatory Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Subject Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

         4.4. NO WAIVER. The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         4.5. SPECIFIC PERFORMANCE. Each Signatory Stockholder acknowledges that if such Signatory Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Buyer for which money damages would not be an adequate remedy. In such event, each Signatory Stockholder agrees that the Buyer shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Buyer should institute an action or proceeding seeking specific
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

enforcement of the provisions hereof, each Signatory Stockholder hereby waives the claim or defense that the Buyer has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Signatory Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

         4.6. NOTICE. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile; (ii) on the first business day after delivery by overnight courier; and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):


               (a)  If to the Buyer:

                                    Geac Computer Systems, Inc.
                                    c/o Geac Computer Corporation Limited
                                    11 Allstate Parkway
                                    Suite 300
                                    Markham, Ontario
                                    L3R 9T8
                                    Attn: General Counsel
                                    Fax: (905) 940-3705

               With a copy to:      Gabor Garai, Esq.
                                    Epstein Becker & Green, P.C.
                                    75 State Street
                                    Boston, MA  02109
                                    Fax: (617) 342-4001

               To the Company:      Clarus Corporation
                                    3970 Johns Creek Court
                                    Suite 100
                                    Suwanee, GA 30024
                                    Attn: Stephen P. Jeffrey, President and CEO
                                    Fax:  (770) 291-8573

               With a copy to:      Sharon L. McBrayer, Esq.
                                    Womble Carlyle Sandridge & Rice PLLC
                                    1201 West Peachtree Street, NW
                                    Suite 3500
                                    Atlanta, GA 30309
                                    Fax: (404) 870-4825

               (b) If to a Signatory Stockholder, at the address set forth below such Signatory Stockholder's name on Schedule I hereto.

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

         4.7. EXPENSES. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

         4.8. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         4.9. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

         4.10. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

         4.11. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

         4.12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within the State.

         4.13. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         4.14. WAIVER. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         4.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

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

         IN WITNESS WHEREOF, the Buyer and the Signatory Stockholders have caused this Agreement to be executed as of the date first written above.


                         GEAC COMPUTER SYSTEMS, INC.

                         By:
                            ----------------------------
                         Name:
                              --------------------------
                         Title:
                               -------------------------



                         SIGNATORY STOCKHOLDERS:


                         -------------------------------
                         Stephen P. Jeffery


                         -------------------------------
                         Joseph E. Bibler


                         -------------------------------
                         William M. Curran, Jr.


                         -------------------------------
                         Sally M. Foster


                         -------------------------------
                         Steven M. Hornyak


                         -------------------------------
                         Arthur G. Walsh, Jr.


                         ------------------------------
                         Norman N. Behar


                         ------------------------------
                         Tench Coxe


                         ------------------------------
                         Donald L. House

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


                         ------------------------------
                         Mark A. Johnson


                         ------------------------------
                         Said Mohammadioun




                         Greylock Limited Partnership

                         By:
                            ----------------------------
                         Name:
                              --------------------------
                         Title:
                               -------------------------



                         Sutter Hill Ventures, a California Limited Partnership Sutter Hill Associates

                         By:
                            ----------------------------
                         Name:
                              --------------------------
                         Title:
                               -------------------------



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                                   Schedule I
                                   ----------

                                                            Number of Shares
                                                            ----------------
Name and Address of Signatory Stockholder                         Owned
-----------------------------------------                         -----

Stephen P. Jeffery                                             87,050 (1)

Joseph E. Bibler                                               8,000

William M. Curran, Jr.                                         27,800

Sally M. Foster                                                5,000

Steven M. Hornyak                                              13,260

Arthur G. Walsh, Jr.                                           62,754

Norman N. Behar                                                267,543

Tench Coxe (including Sutter Hill)                             520,284

Donald L. House                                                76,249

Mark A. Johnson                                                8,700

Said Mohammadioun                                              41,750 (2)

Greylock Limited Partnership                                   986,381


(1) Includes the sale of 4,000 shares and the exercise of options to purchase 17,250 shares effective August 26, 1999.

(2) Includes the exercise of options to purchase 18,750 shares effective August 20, 1999.

It is acknowledged and agreed that the fact that certain of the Signatory Stockholders are not the record holders of some or all of their Subject Shares shall not affect such Signatory Stockholder's right, power or authority to grant the Proxy hereunder.

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